EXHIBIT 10.1

CUSTODY AGREEMENT

by and between

IPCRe LIMITED

and

MELLON BANK, N.A.

TABLE OF CONTENTS

SECTION		PAGE
1.	ESTABLISHMENT OF ACCOUNT	1

2.	MAINTENANCE OF PROPERTY AT CUSTODIAN AND SUBCUSTODIAN LOCATIONS	1

3.	USE OF SUBCUSTODIANS	2

4.	DISTRIBUTIONS	3

5.	AUTHORIZED PARTIES	3

6.	AUTHORIZED INSTRUCTIONS	3

7.	AUTHORIZED TRANSACTIONS	4

8.	DIRECTED POWERS OF CUSTODIAN	4

9.	ADMINISTRATIVE POWERS OF CUSTODIAN	5

10.	DUTIES OF CUSTODIAN	5

11.	INCOME AND SETTLEMENT; MARKET PRACTICE SETTLEMENTS	7

12.	TAX OBLIGATIONS	7

13.	NON-ACCOUNT ASSETS	8

14.	STATEMENTS AND RECORDS	8

15.	STANDARD OF CARE	8

16.	LIMITATION OF LIABILITY	8

17.	FORCE MAJEURE	9

18.	COMPENSATION AND EXPENSES	9

19.	INDEMNIFICATION	9

20.	AMENDMENT OR TERMINATION	9

21.	SUCCESSORS AND ASSIGNS	9

22.	GOVERNING LAW AND LEGAL PROCEEDINGS	10

23.	REPRESENTATIONS	10

24.	NECESSARY PARTIES	10

25.	CUSTODIAN NON-FIDUCIARY STATUS	10

26.	ENTIRE AGREEMENT	10

27.	EXECUTION IN COUNTERPARTS	10

EXHIBIT A		1

THIS CUSTODY AGREEMENT, effective as of the 1st day of January, 2008 (this “Agreement”) by and between IPCRe LIMITED, a company organized under the laws of Bermuda (the “Client”) and MELLON BANK, N.A., a national banking association (the “Custodian”).

WITNESSETH:

WHEREAS, the Client and the Custodian desire to establish a custody account to provide for the safekeeping and recordkeeping of certain property of the Client;

NOW, THEREFORE, the Client and the Custodian, each intending to be legally bound, agree as follows:

1. Establishment of Account.

a. The Client hereby appoints the Custodian as custodian for any Property that the Client may deposit to the Custodian’s care in one or more accounts established for the Client pursuant to this Agreement (collectively, the “Account”). As used in this Agreement, “Property” may include cash, cash equivalents, stocks, bonds, rights, warrants or other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets, and also includes other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property, and includes security entitlements in respect of each of the foregoing, as applicable; provided that Property shall not include any direct interest in real property, leaseholds, mineral interests or property not permitted under the Custodian’s established policies and procedures.

b. The Custodian shall have no responsibility for any Property of the Client until they are received in the Account by the Custodian or Subcustodians, as applicable.

c. For the avoidance of doubt, the Custodian shall segregate on its books and records the Property credited to the Account from assets held by the Custodian for other customers or for the Custodian itself. To the extent permitted by applicable law or accepted in market practice, the Custodian will require each Subcustodian to identify in its own books and records that the Property held at such Subcustodian by the Custodian on behalf of its customers belong to the customers of the Custodian, such that it is readily apparent that the Property does not belong to the Custodian or the Subcustodian.

2. Maintenance of Property at Custodian and Subcustodian Locations.

a. Unless Authorized Instructions (as defined below) require another location acceptable to the Custodian, Property (other than cash) will be held in the country or jurisdiction in which its principal trading market is located, where such Property may be presented for payment, where such Property was acquired or where such Property is held, and, in the case of cash, will be deposited in an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

b. Cash may be held pursuant to Authorized Instructions in either interest or non-interest bearing accounts as may be available for the particular currency. The Custodian is authorized to maintain cash balances on deposit for the Client with one of its affiliates at such reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as the Client may direct.

3. Use of Subcustodians.

a. The Custodian is authorized under this Agreement to act through and hold the Client’s Property with subcustodians that have existing relationships with the Custodian and/or such other entities as the Custodian may appoint as subcustodians pursuant to this Agreement (“Subcustodians”). The Custodian will make available to the Client a list of all Subcustodians when requested by the Client. The Custodian will use reasonable care in the selection and continued appointment of such Subcustodians. In addition (and in accordance with market practice, custom or regulation), the Custodian and each Subcustodian may deposit Property with, and hold Property in, any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization, including international depositories such as Euroclear and Clearstream (together, a “Securities Depository”) on such terms as such systems customarily operate and the Client will provide the Custodian with such documentation or acknowledgements that the Custodian may require to hold the Property in such systems.

b. Any agreement the Custodian enters into with a Subcustodian for holding the Client’s assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Where a Subcustodian deposits securities with a Securities Depository, the Custodian will cause the Subcustodian to identify on its records as belonging to the Custodian, as agent, the securities shown on the Subcustodian’s account at such Securities Depository. This Section 3.b will not apply to the extent of any special agreement or arrangement made by Client with any particular Subcustodian.

c. The Custodian shall not be responsible for any losses resulting from the deposit or maintenance of securities or other Property with a Securities Depository. In the event the Client incurs a loss due to the negligence, willful misconduct or insolvency of a Securities Depository, the Custodian will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository but the Custodian will not be obligated to institute legal proceedings, file a proof claim in any insolvency proceeding, or take any similar action.

d. Subject to Section 16.d, the Custodian shall be liable for (1) losses or damages incurred by the Client arising from the failure by a Subcustodian to use reasonable care in the provision of custodial services by it to the same extent that the Custodian would be liable to the Client if the Custodian were holding such Property in New York and (2) the insolvency of any affiliated Subcustodian. Subject to Section 3.a and the Custodian’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information customarily reviewed by the Custodian in its oversight process, the Custodian shall not be liable for any losses or damages incurred by the Client arising from the insolvency of any non-affiliate Subcustodian. For purposes of this Agreement, the term “affiliate” (or a person “affiliated” with another), shall have the meaning assigned in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

4. Distributions. The Custodian shall make distributions or transfers out of the Account pursuant to Authorized Instructions (as defined below). In making payments to service providers pursuant to Authorized Instructions, the Client acknowledges that the Custodian is acting as a paying agent, and not as the payor, for tax information reporting and withholding purposes.

5. Authorized Parties. The Client shall furnish the Custodian with a written list of the names, sample signatures and extent of authority of all persons authorized to direct the Custodian on behalf of the Client under the terms of this Agreement. The Client may appoint and remove one or more investment managers (each, an “Investment Manager”) for such portion or portions of the Account as the Client shall designate to the Custodian in writing. The Client shall cause all Investment Managers to furnish the Custodian with a written list of the names and sample signatures of the person or persons that are authorized to direct the Custodian on behalf of the Investment Manager under the terms of this Agreement. The Custodian shall be entitled to rely upon the authority of any person or entity properly designated by the Client or an Investment Manager pursuant to this Section 5 (any such person or entity, an “Authorized Party”) to the Custodian until the Custodian is notified otherwise in writing.

6. Authorized Instructions.

a. “Authorized Instructions” shall mean (i) all directions to the Custodian from an Authorized Party pursuant to the terms of this Agreement; (ii) all directions by or on behalf of the Client or an Investment Manager to the Custodian in its corporate capacity (or any of its affiliates) relating to foreign exchange; (iii) all directions by or on behalf of the Client or an Investment Manager pursuant to an agreement with the Custodian (or any of its affiliates) with respect to benefit disbursement services or information or transactional services provided via a web site sponsored by the Custodian (or any of its affiliates) (e.g., the “Workbench web site”); and (iv) all directions by or on behalf of an Authorized Party pursuant to any other agreement or procedure between the

Custodian (or any of its affiliates) and such Authorized Party, if such agreement or procedure specifically provides that authorized persons thereunder are deemed to be authorized to give instructions under this Agreement. Authorized Instructions shall be in writing, transmitted by first class mail, overnight delivery, private courier, facsimile, electronic transmission (subject to the Custodian’s established policies and procedures), other institutional delivery systems or trade matching utilities as directed by an Authorized Party and supported by the Custodian, or other methods agreed upon in writing by the Client and the Custodian. The Custodian may, in its discretion, accept oral directions from an Authorized Party and may require confirmation in writing. However, where the Custodian acts on an oral direction prior to receipt of a written confirmation, the Custodian shall not be liable if a subsequent written confirmation fails to conform to the oral direction.

b. The Custodian shall be fully protected in acting in accordance with all instructions that the Custodian reasonably believes to be Authorized Instructions and in failing to act in the absence thereof. The Custodian shall be under no duty to question any direction of an Authorized Party with respect to the portion of the Account over which such Authorized Party has authority, to review any Property held in the Account, to make any suggestions with respect to the investment, retention and reinvestment of the assets in the Account, or to evaluate or question the performance of any Authorized Party. The Custodian shall not be responsible or liable for any diminution of value of any securities or other Property held by the Custodian or its Subcustodians pursuant to Authorized Instructions. In following an Authorized Instruction, the Custodian shall be fully protected and shall not be liable for the acts or omissions of any person or entity not selected or retained by the Custodian in its sole discretion, including, but not limited to, any broker-dealer or other entity designated by the Client or an Investment Manager to hold Property of the Account as collateral or otherwise pursuant to an investment strategy.

7. Authorized Transactions. The term “Authorized Transactions” shall mean any action or series of actions resulting from Authorized Instructions.

8. Directed Powers of Custodian. The Custodian shall take the following actions in the administration of the Account pursuant to Authorized Instructions:

a. Settle purchases and sales and engage in other transactions, including free receipts and deliveries, exchanges and other voluntary corporate actions, with respect to securities or other Property received by the Custodian;

b. Submit master ballots in accordance with Authorized Instructions in bankruptcy matters in cases where an Authorized Party is unable to submit or cause the Custodian to submit an individual ballot with respect to the Account;

c. Lend the assets of the Account if the Client advises the Custodian that it has entered into a separate securities lending agreement; and

d. Take actions necessary to settle transactions in futures and/or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments with third parties.

9. Administrative Powers of Custodian. The Custodian shall have the authority, without the necessity of receiving Authorized Instructions, to take the following actions in the administration of the Account unless otherwise instructed by the Client:

a. Subject to Section 3 of this Agreement, appoint, replace or remove Subcustodians, including affiliates of the Custodian, domestic or foreign, as to part or all of the Account. The Custodian will notify the Client of such action and provide such information as may be reasonably requested by Client including, its name and principal place of business and the name and address of the governmental agency or other regulatory authority that supervises or regulates such proposed Subcustodian.

b. Subject to Section 3 of this Agreement, hold property in nominee name, in bearer form or in book-entry form, in a Securities Depository.

c. Employ suitable outside agents and legal counsel, who may be counsel for the Client and, as a part of its reimbursable expenses under this Agreement, pay their reasonable compensation and expenses. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

d. Take all action necessary to pay for, and settle, Authorized Transactions, including exercising the power to borrow or raise monies from the Custodian in its corporate capacity or an affiliate and hold Property as security for such advances to the Account. If the Client is in default of its obligation to reimburse advances or pay Expenses (as defined below) hereunder, the Custodian shall be entitled to collect from the Account sufficient cash for reimbursement and, if such cash is insufficient, dispose of the assets of the Account to the extent necessary to obtain reimbursement.

e. Make, execute and deliver any and all documents, agreements or other instruments in writing as is necessary or desirable for the accomplishment of any of the powers in this Agreement.

f. Generally take all action, whether or not expressly authorized, that the Custodian may deem necessary or desirable for the fulfillment of its duties hereunder.

The Custodian may also be directed pursuant to Authorized Instructions to exercise the powers described in this Section.

10. Duties of Custodian. The Custodian shall perform or cause its agents or Subcustodians to perform the following duties with respect to the Account:

a. Hold the Property in safekeeping facilities pursuant to the terms of this Agreement.

b. Collect income payable to and distributions due to the Account and sign on the Account’s behalf all declarations, affidavits and certificates of ownership required to collect income and principal payments. The Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to securities or other Property held in the Account.

c. Subject to the timely receipt of notice from an issuer or Authorized Party, collect all proceeds from securities, certificates of deposit or other investments held in the Account that may mature, be called, be redeemed or otherwise become payable.

d. Forward to the Authorized Party designated by the Client proxies or ballots received for any stocks, bonds or other securities held in the Account in a form to enable the Authorized Party to effect the voting of proxies, excluding bankruptcy matters to which the Custodian’s duties are set forth in paragraph (f) below.

e. Submit or cause to be submitted to the Authorized Party designated by the Client information received by the Custodian, or summaries of information, regarding Corporate Action in respect of Property held in the Account, in accordance with the Custodian’s established practices, excluding bankruptcy matters to which the Custodian’s duties are set forth in Section (f) below. “Corporate Action” means any subscription right, bonus issue, stock repurchase place, legal notice, redemption, exchange, tender offer or similar matter that requires discretionary action by the holder, but does not include proxy solicitations.

f. Forward to the Authorized Party designated by the Client an initial notice of bankruptcy cases relating to securities held in the Account and a notice of any required action related to such bankruptcy cases as may be actually received by the Custodian. No further action or notification related to the bankruptcy case shall be required absent the specific agreement of the parties hereto.

g. Attend to corporate actions with respect to which no discretionary decision is required.

h. Report the value of the Account as of such dates as the Client and the Custodian may agree upon, in accordance with methods consistently followed and uniformly applied. In reporting the value of the Account, the Custodian, in accordance with the Custodian’s then current established practices, shall obtain and rely upon prices and quotes from pricing sources or, if such prices or quotes are unavailable from sources utilized by the Custodian in accordance with its then current established practices, from the Client, an Investment Manager or other Authorized Party, and shall be without liability or responsibility for any loss occasioned by such reliance. Notwithstanding the foregoing, in accordance with the Custodian’s then current established pricing practices, the Client, an Investment Manager or other Authorized Party may direct the Custodian as to a price or quote to be used, and the Custodian shall be fully protected when relying upon such direction and when utilizing any such price or quote.

i. Render statements, for such periods as agreed by the parties with respect to the Account (or each of them, as the case may be) for Property held therein, to an Authorized Party or its designee.

11. Income and Settlement; Market Practice Settlements.

a. In accordance with the Custodian’s established operating procedures, the Custodian shall credit the Account with income and maturity proceeds on securities on the contractual payment date, net of any taxes, or upon actual receipt. To the extent the Custodian credits income on the contractual payment date, the Custodian may reverse such accounting entries to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

b. In accordance with the Custodian’s established operating procedures, the Custodian will attend to the settlement of securities transactions on the basis of either (1) contractual settlement date accounting or (2) actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

c. Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Client acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Custodian shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.

12. Tax Obligations.

For purposes of this Agreement, “Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to the Account, the Custodian shall perform the following services with respect to Tax Obligations:

a. The Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate upon receipt of sufficient information;

b. The Custodian shall withhold appropriate amounts, as required by U.S. tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Authorized Instructions; and

c. The Custodian shall provide to the Client or the Authorized Party such information received by the Custodian that could, in the Custodian’s reasonable belief, assist the Client or the Authorized Party in the submission of any reports or returns with respect to Tax Obligations. The Client shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Client and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Client or the Account by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any state, foreign or other taxing authorities.

13. Non-Account Assets. The Client may request the Custodian to perform a recordkeeping function with respect to property held by others and not otherwise subject to the terms of this Agreement. To the extent the Custodian shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books that it has received from an Authorized Party.

14. Statements and Records. If, within ninety (90) days after the Custodian provides to the Client a statement with respect to the Account, the Client has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any matters in such statements. The Client shall have the right, at its own expense and with prior written notice to the Custodian, to inspect the Custodian’s books and records directly relating to the Account during normal business hours or to designate an accountant or other representative to make such inspection.

15. Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the same care and diligence that a professional custodian engaged in the banking or trust company industry and having professional expertise in financial and securities processing transactions and custody would observe in these affairs.

16. Limitation of Liability. Without limiting any other provisions contained in this Agreement:

a. The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement.

b. The Custodian shall not be responsible for the title, validity or genuineness of any Property or evidence of title thereto received by it or delivered by it pursuant to this Agreement.

c. The Custodian shall not be liable for any act or omission of any other person except for its affiliates and its agents selected and retained in its sole discretion.

d. Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages with respect to its role as the Custodian.

17. Force Majeure. The Custodian shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Account resulting from any event beyond the reasonable control of the Custodian, its agents or Subcustodians, as applicable. This provision shall survive the termination of this Agreement.

18. Compensation and Expenses. The Custodian shall be entitled to compensation for services under this Agreement as mutually agreed. The Client acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions as disclosed in the Custodian’s float policy, a copy of which is attached hereto, as such policy is updated from time to time and disclosed to the Client. The Custodian shall also be entitled to reimbursement for reasonable expenses incurred by it in the discharge of its duties under this Agreement (the “Expenses”). The Custodian is authorized to charge and collect from the Account any and all fees and Expenses earned unless such fees and Expenses are paid directly by the Client. To the extent the Custodian advances funds to the Account for disbursements pursuant to Authorized Instructions or to settle or pay for Authorized Transactions, the Custodian shall be entitled to collect from the Account reasonable charges established under the Custodian’s standard overdraft terms, conditions and procedures.

19. Indemnification. The Client shall indemnify and hold harmless the Custodian from all liability and costs, including reasonable counsel fees and expenses, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence or willful misconduct. This provision shall survive the termination of this Agreement.

20. Amendment or Termination. This Agreement may be amended by written agreement of the Client and the Custodian and may be terminated by either party upon ninety (90) days’ notice in writing to the other party.

21. Successors and Assigns. Neither the Client nor the Custodian may assign this Agreement without the prior written consent of the other, except that the Custodian may assign this Agreement to any entity that directly or indirectly is controlled by, or is under common control with, the Custodian. Any entity that shall by merger, consolidation, purchase, or otherwise succeed to substantially all the custody business of the Custodian shall, upon such succession and without any appointment or other action by the Client, be and become successor custodian hereunder upon notification to the Client. This Agreement shall be binding upon, and inure to the benefit of, the Client and the Custodian and their respective successors and permitted assigns.

22. Governing Law and Legal Proceedings. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

23. Representations. Each party represents and warrants to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind the Client or the Custodian to this Agreement. The Client has received and read the “Client Identification Program Notice”, a copy of which is attached to this Agreement as Exhibit A.

24. Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Client and the Custodian and there are no other parties who are intended to be benefited, in any way whatsoever, by this Agreement.

25. Custodian Non-Fiduciary Status. The Client hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its custodian duties under this Agreement, and has not accepted any fiduciary duties, responsibilities or liabilities with respect to custodial services.

26. Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Authorized Signer of:		Authorized Officer of:

IPCRe LIMITED		MELLON BANK, N.A.

By:	/s/ James P. Bryce	By:	/s/ Dawn V. Robertson
Name:	James P. Bryce	Name:	Dawn V. Robertson
Title:	Director & President	Title:	Vice President
Date:	January 9, 2008	Date:	January 9, 2008

Address for Notice:	Address for Notice:

IPCRe Limited 29 Richmond Road Pembroke, Bermuda HM 08	Mellon Bank, N.A. One Mellon Center Pittsburgh, PA 15258

Attention: John Weale	Attention:

Taxable:

or

Tax Exempt: X

(Under IRC Section:                     )

Fiscal Year End: December 31

EXHIBIT A

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW

ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.

A-1